Exhibit 10.3

Summary of Russell Strunk Employment Arrangement

On January 4, 2011, Options Media Group Holdings, Inc. (the “Company”) entered into a verbal employment agreement with Russell Strunk to serve as President of the Company.  Mr. Strunk’s base salary is $106,250 per year with an additional vehicle allowance of $250 per month.  Mr. Strunk was granted a five-year option to purchase 7,000,000 shares of common stock at an exercise price of $0.008 per share under Options Media’s 2008 Equity Incentive Plan.  Of the options (i) 250,000 are vested and (ii) the remaining vest monthly (beginning March 1, 2011) over a two-year period, subject to continued employment on each applicable vesting date.